Registration No. 333-149127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-5339741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

PAETEC Holding Corp. Employee Stock Purchase Plan

(Full title of the plan)

John P. Fletcher

Executive Vice President, General Counsel and Secretary

PAETEC Holding Corp.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

(Name and address of agent for service)

(501) 748-7000

(Telephone number, including area code, of agent for service)

Copies to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Tel: (501) 975-3000

Fax: (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-149127) filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), on February 8, 2008. The Registration Statement registered 4,100,000 shares of the Company’s common stock.

Effective on July 31, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Windstream Corporation, a Delaware corporation (“Windstream”), and Peach Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Windstream (“Merger Sub”). Pursuant to the Merger Agreement, on November 30, 2011, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Windstream.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including this Registration Statement. Accordingly, and in accordance with the undertakings made by the Company in this Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to this Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of this Registration Statement, and hereby removes from registration all securities that had been registered under this Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 8th day of December, 2011.

PAETEC HOLDING CORP.

By:	/s/ John P. Fletcher

Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary